Exhibit 10.13

8410 W. Bryn Mawr Avenue
Chicago, IL 60631-3486

773 399 8900 p

www.uscellular.com

October 28, 2013

Jay Ellison

Dear Jay,

We are pleased to extend an offer for you to join U.S. Cellular Corporation as the Executive Vice President, Sales and Customer Service reporting to Ken Meyers.  We hope that you accept this offer and agree to start on November, 1, 2013. Upon acceptance, your appointment as an officer is subject to the approval of the U.S. Cellular Board of Directors.

This letter contains our complete offer of employment to you.  Your starting salary will be $17,693, paid bi-weekly, ($460,000 annualized) and will be subject to all applicable withholdings.  Your pay check or direct deposit notification will be mailed to you at your address of record.  You will be eligible for an annual performance review and given consideration for a salary increase in March, 2014.

You will be eligible for participation in an annual bonus program and will have a target bonus equal to 75% of your 2013 annual base earnings. Actual bonus paid for 2013 will be pro-rated based upon your hire date. Any bonus earned for 2013 is scheduled to be paid in March, 2014, provided you are an employee in good standing at that time.

You will be eligible to participate in the company’s Long-Term Incentive Plan (LTIP)  with an initial award of $59,416 worth of non-qualified stock options. The exercise price and the number of options granted will be determined by the closing price of a share of U. S. Cellular stock on the latter of your start date or the date the Long Term Incentive Compensation Committee of the Board of Directors, and the full Board of Directors, approves your grant. The options will vest in three installments (33 1/3% each year) over three years. Participation in this plan also includes an opportunity for you to receive future stock options and restricted stock unit (RSU’s) awards which historically are granted on the first trading day of April each year.

In subsequent years, assuming U.S. Cellular continues its LTIP in its current form with the same base pay multiples, your target Long-Term Incentive (LTI) value will be 155%  of your base earnings.  This assumes that the company and you meet certain performance targets.  If we maintain the current equity award vehicles and certain performance targets are met, 50%  of your LTI value will be paid as stock options and 50%  will be paid as RSU’s.  For any LTI awards made in April 2014, your RSU award allocation may be pro-rated based on your date of hire during 2013.

U.S. Cellular provides an excellent benefits package, including group insurance, 401(k) plan participation, pension and flexible spending accounts.  Also, as a member of senior management, you are eligible to participate in two separate salary and bonus deferral programs.  Additional information regarding these programs, as well as U.S. Cellular’s complete benefits program will be discussed with you at time of hire.

This offer is expressly contingent upon the acceptable results of a pre-employment drug screening.  Failure to submit to a drug screen within 48 hours of the acceptance of this offer or a confirmed positive drug test shall result in the withdrawal of the employment offer and denial of employment.

This offer is also contingent upon the background check results provided by our third-party administrator, Orange Tree Employment Screening, and upon your ability to prove your identity and eligibility to be employed in compliance with the Immigration Reform and Control Act of 1986.  At the time of hire, you will be provided with a comprehensive list of acceptable documents, which may be utilized to comply with the requirements of this federal law, as well as a Federal I-9 form, which you must complete.

In addition, this offer is contingent upon you signing this letter and completing the USCC Payroll Corporation Confidentiality / Non-Solicitation / Non-Competition Agreement.  By signing below, you also represent to U.S. Cellular that you are not subject to any Confidentiality / Non-Solicitation / Non-Competition Agreement with any former employer or firm with respect to which you were an independent contractor. It is important that you understand all terms and conditions stated in the Agreement, and we will be happy to review the details with you directly.

To accept our invitation and as a condition of employment, we ask that you please sign and return this letter.  A second copy of this letter is provided for your records.

On behalf of Ken Meyers, I welcome you to join U.S. Cellular®, and we look forward to a successful partnership with you

Sincerely,

/s/ Jenn Hooper

Jenn Hooper

Senior Director of Human Resources

Accepted and agreed:

/s/ Jay Ellison                                                                                       Date:      10/30/13

Jay Ellison

Copy:     Ken Meyers

                President and Chief Executive Officer

                U.S. Cellular

Enclosures:           USCC Confidentiality/Non-Solicitation/Non-Competition Agreement

                                USCC Benefits At A Glance